Exhibit 99.B1(c)


                        PBHG INSURANCE SERIES FUND, INC.

                            CERTIFICATE OF CORRECTION


THIS IS TO CERTIFY THAT:

                  First: the title of the document being corrected hereby is Articles of Incorporation of PBHG Insurance Series Fund, Inc.

                  Second: the name, as it appeared in the Articles of Incorporation, of the parties to such Articles of Incorporation, is PBHG Insurance Series Fund, Inc.

                  Third: the Articles of Incorporation to be corrected hereby were filed on January 9, 1997.

                  Fourth: the following Article 5.4(g) was excluded in error from the Articles of Incorporation and Article 5.4(g) to the Articles of Incorporation of PBHG Insurance Series Fund, Inc. as corrected, shall read as follows:

         (g) The Board of Directors may classify any unissued shares of Common Stock from time to time in one or more classes or series of stock. The Board of Directors may reclassify any previously classified but unissued shares of any class or series of stock from time to time in one or more classes or series of stock. The Board of Directors may set or change preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of such unissued shares of stock. Subject to the foregoing powers of the Board, the shares of each class or series of stock of the Corporation now or hereafter issued shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption:

                           (i) All consideration received by the Corporation for
                  the issuance or sale of shares of a particular class or series, together with all income, earnings, profits and proceeds thereon, shall irrevocably belong to such class or series for all purposes, subject only to the rights of creditors, and are herein referred to as "assets belonging to" such class or series.

                           (ii) The assets belonging to such class or series
                  shall be charged with the liabilities of the


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                  Corporation in respect of such class or series and with such class' or series' share of the general liabilities of the Corporation, in the later case in the proportion that the net asset value of such class or series bears to the net asset value of all classes and series. The determination of the Board of Directors shall be conclusive as to the allocation of liabilities, including accrued expenses and reserves, to each class or series.

                           (iii) Dividends or distributions on shares of any
                  class or series, whether payable in stock or cash, shall be paid only out of earnings, surplus or other assets belonging to such class or series.

                           (iv) In the event of the liquidation or dissolution
                  of the Corporation, stockholders of each class or series shall be entitled to receive, as a class or series, out of the assets of the Corporation available for distribution to stockholders, the assets belonging to such class or series; and the assets so distributable to the stockholders of such class or series shall be distributed among such stockholders in proportion to the number of shares of such class or series held by them and recorded on the books of the Corporation.

                  IN WITNESS WHEREOF, I have signed this Certificate of Correction and acknowledge the same to be my act on this 20th day of March, 1998.


                                      /s/ John M. Zerr
                                      -------------------------------
                                      John M. Zerr
                                      Incorporator

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